Exhibit 12.2

ONEOK Partners, L.P.

Computation of Ratio of Earnings to Fixed Charges

(Unaudited)	Six Months Ended June 30, 2012
	(Thousands of dollars)
Fixed Charges, as defined
Interest on long-term debt	$114,982
Other interest	1,745
Amortization of debt discount, premium and expense	1,751
Interest on lease agreements	632

Total Fixed Charges	119,110

Earnings before income taxes and undistributed income of equity method investees	442,394

Earnings available for fixed charges	$561,504

Ratio of earnings to fixed charges	4.71	x

A statement showing the calculation of the ratio of earnings to fixed charges for the years ended December 31, 2011, 2010, 2009, 2008, and 2007 was included in Exhibit 12.1 hereto, incorporating by reference Exhibit 12 to ONEOK Partners, L.P.’s December 31, 2011, Form 10-K filed on February 21, 2012 (File No. 1-12202).

For purposes of computing the ratio of earnings to fixed charges, “earnings” consists of pre-tax income from continuing operations before adjustment for income or loss from equity investees plus fixed charges and distributed income of equity investees, less interest capitalized. “Fixed charges” consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases.